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                                                                     Exhibit 5.1


               [LETTERHEAD OF TESTA, HURWITZ & THIBEAULT, LLP]


                               November 15, 2001

Mercator Software, Inc.
45 Danbury Road
Wilton, Connecticut 06897

   Re: Registration Statement on Form S-8 Relating to the
       1997 Equity Incentive Plan
       --------------------------

Ladies and Gentlemen:

   Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Mercator Software, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares").

   We are counsel to the Company and are familiar with the proceedings of its shareholders and Board of Directors relating to the registration of the Shares. We have examined original or certified copies of the Company's Amended and Restated Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion.

   Based upon and subject to the foregoing, we are of the opinion that the Shares proposed to be issued by the Company pursuant to the 1997 Equity Incentive Plan (the "Plan") referred to in the Registration Statement, and the terms of any agreement relating to such issuance, will be, upon receipt of the appropriate consideration, validly issued, fully paid and nonassessable after the issuance of such Shares in accordance with the terms of the Plan and any such agreements.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              /s/ Testa, Hurwitz & Thibeault, LLP

                              TESTA, HURWITZ & THIBEAULT, LLP